Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	Chief Executive Officer	Executive Vice President and
	(972) 364-8111	Chief Financial Officer
(972) 364-8217

CONCENTRA OPERATING CORPORATION ANNOUNCES

REPRICING OF SENIOR TERM DEBT AND

REDEMPTION OF REMAINING 13% SENIOR SUBORDINATED NOTES

ADDISON, Texas, August 23, 2004 – Concentra Operating Corporation (“Concentra” or the “Company”) today announced that it has successfully amended the Company’s Senior Credit Facility to reduce the effective interest rate on borrowings under that facility and to extend its maturity by one year to 2010. The primary rate of interest on term loans under this amended facility has been reduced to LIBOR plus 250 basis points. At June 30, 2004, the total amount outstanding under the Senior Credit Facility was $401,475,000.

Additionally, the Company announced that, effective August 16, 2004, it completed the redemption of all of its remaining 13% Senior Subordinated Notes, with a principal amount of $27,579,000. In connection with this transaction, the Company also paid a redemption premium totaling $1,793,000.

As a result of these transactions, Concentra expects that its future interest expense will decline by approximately $7,900,000 annually, based on current interest rate levels.

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and repricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services. Concentra provides its services to over 123,200 employer locations and 3,500 insurance companies, health plans and third party administrators nationwide.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and injury rate trends, interruption in its data processing capabilities, operational, financing and strategic risks related to the Company’s capital structure and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services, and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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